Exhibit 4.2

HSBC USA INC.,
as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

dated as of March 22, 2012

TO THE INDENTURE DATED

AS OF MARCH 31, 2009
relating to

SENIOR DEBT SECURITIES

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of March 22, 2012 between HSBC USA INC., a Maryland corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and the Trustee are parties to that certain Indenture dated as of March 31, 2009 (the “Indenture”);

WHEREAS, Section 1101 of the Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of making provisions with respect to matters arising under the Indenture that shall not adversely affect the interests of the Holders of Outstanding Debt Securities of any series created prior to the execution of such supplemental indenture in any material respect;

WHEREAS, the Company desires to modify certain provisions of the Indenture which do not materially and adversely affect the interests of the Holders of Outstanding Debt Securities;

WHEREAS, the entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee according to its terms and a valid supplement to the Indenture have been done;

NOW, THEREFORE:

For and in consideration of the premises, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Debt Securities as follows:

ARTICLE 1
Amendments

Section 1.01. Eligible Depositaries.  Section 303(d) of the Indenture is hereby amended and restated in its entirety to read as follows:

Each Depositary designated pursuant to Section 301 for a Global Security in registered form must, at the time of its designation and at all times while it serves as Depositary, be either a clearing agency registered under the Securities Exchange Act of 1934, as amended, and any other applicable statute or regulation or a foreign clearing agency regulated by a foreign financial regulatory authority as defined in Section 3(a)(52) of the Securities Exchange Act of 1934, as amended, including, without limitation, Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme.

Section 1.02. CUSIP Numbers.  Section 310 of the Indenture is hereby amended and restated in its entirety to read as follows:

The Company in issuing the Securities may use “CUSIP” or “ISIN” numbers and/or other similar numbers to identify such Debt Securities (if then generally in use), and, if so, the Trustee shall use such numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Debt Securities or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Debt Securities, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the “CUSIP” or “ISIN” or similar numbers.

Section 1.03. Delivery of Global Securities.  Section 303(c)(iii) of the Indenture is hereby amended and restated in its entirety to read as follows:

(iii) shall be delivered by the Trustee to such Depositary or to the common depositary for such Depositary or pursuant to such Depositary’s instruction and

ARTICLE 2
Miscellaneous Provisions

Section 2.01.  Further Assurances.  The Company will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this First Supplemental Indenture.

Section 2.02. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03.  Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.04.  Separability.  In case any provision in this First Supplemental Indenture or in the Debt Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.05.  Provisions of First Supplemental Indenture for the Sole Benefit of Parties and Holders of Debt Securities.  Nothing in this First Supplemental Indenture or in the Debt Securities, expressed or implied, shall give to any Person, other than the parties hereto and their successors and the Holders of the Debt Securities, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 2.06. New York Law to Govern.  This First Supplemental Indenture shall be deemed to be a contract made and to be performed entirely in the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of said State.

Section 2.07. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.08. Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

HSBC USA INC., as Issuer

By:	/s/ Gregory Pierce
	Name:	Gregory Pierce
	Title:	Executive Vice President and Co-Head of Balance Sheet Management, Americas and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond Delli Colli
	Name:	Raymond Delli Colli
	Title:	Vice President

IN WITNESS WHEREOF the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

HSBC USA INC., as Issuer

By:	/s/ M. Forde
Name: Michael J. Forde
Title: Assistant Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name: Raymond Delli Colli
Title: Vice President